Exhibit 99.2
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
On February 17, 2022, Celanese Corporation (together with its subsidiaries, "Celanese," "our," "we," or the "Company") entered into a transaction agreement (the "Transaction Agreement") with DuPont de Nemours, Inc. and one of its affiliates ("DuPont") pursuant to which the Company agreed to acquire, subject to the terms and conditions set forth in the Transaction Agreement, a majority of the Mobility & Materials business (the "M&M Acquisition") for a purchase price of $11.0 billion, subject to certain adjustments. On November 1, 2022 (the "Closing Date"), the Company and DuPont completed the acquisition in accordance with the Transaction Agreement.
In connection with the M&M Acquisition, also on February 17, 2022, Celanese entered into a commitment letter for a 364-day $11.0 billion senior unsecured bridge term loan facility (the "Bridge Facility"). Furthermore, on March 18, 2022, Celanese entered into a term loan credit agreement (the "March 2022 Term Loan Credit Agreement"), pursuant to which lenders committed to provide a tranche of delayed-draw term loans due 364 days from issuance in an amount equal to $500 million and a tranche of delayed-draw term loans due 5 years from issuance in an amount equal to $1.0 billion. On September 16, 2022, Celanese entered into an additional term loan credit agreement (together with the March 2022 Term Loan Credit Agreement, the "Term Loan Credit Agreements"), pursuant to which lenders committed to provide delayed-draw term loans due 3 years from issuance in an amount equal to $750 million (the term loans represented by the Term Loan Credit Agreements collectively, the "Term Loan Facility").
On July 14, 2022, Celanese completed an offering of $7.5 billion aggregate principal amount of notes of various maturities (the "Acquisition USD Notes") in a public offering registered under the Securities Act of 1933, as amended (the "Securities Act"). On July 19, 2022, Celanese completed an offering of €1.5 billion in aggregate principal amount of euro-denominated senior unsecured notes due in 2026 and 2029 in a public offering registered under the Securities Act (collectively, the "Acquisition Euro Notes" and together with the Acquisition USD Notes, the "Acquisition Notes"). Concurrently with the offering of the Acquisition USD Notes, the Company entered into cross-currency swaps to effectively convert $2.0 billion and $500 million of the Acquisition USD Notes into a euro-denominated borrowing at prevailing euro interest rates, maturing on July 15, 2027 and July 15, 2032, respectively.
The entry into the Term Loan Credit Agreements and offerings of the Acquisition Notes reduced availability under the Bridge Facility to zero and the Company terminated the Bridge Facility. Net Proceeds from the sale of the Acquisition Notes were used, together with borrowings under the Term Loan Credit Agreements and cash on hand, to fund the purchase price of the M&M Acquisition, with any remaining proceeds being used for general corporate purposes.
The acquisition has been accounted for in the following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022, giving effect to the M&M Acquisition and related debt financings of the Term Loan Facility of $2.25 billion, Acquisition USD Notes of $7.5 billion, and Acquisition Euro Notes of €1.5 billion as if they had occurred on January 1, 2022. An unaudited pro forma condensed combined balance sheet for 2022 has not been presented as the acquisition and related financing transactions have already been fully reflected in the consolidated balance sheet included in Celanese's Annual Report on Form 10-K for the year ended December 31, 2022, filed on February 24, 2023.
The following unaudited pro forma condensed combined statement of operations and related notes for the year ended December 31, 2022 have been derived from, and should be read in conjunction with, (i) the historical audited consolidated financial statements of Celanese and accompanying notes included in Celanese's Annual Report on Form 10-K for the year ended December 31, 2022 filed on February 24, 2023, and (ii) the historical unaudited combined financial statements of the M&M Business and related notes for the nine months ended September 30, 2022 and 2021 filed as Exhibit 99.1 to the Current Report on Form 8-K to which these unaudited pro forma condensed combined statement of operations and related notes are attached as an exhibit.
The M&M Business has historically been managed and operated in normal course with other DuPont businesses through multiple legal entities not solely dedicated to the M&M Business. Therefore, the accompanying historical combined statement of operations of the M&M Business has been derived from the accounting records of DuPont as if M&M Business' operations had been conducted independently from those of DuPont and were prepared on a stand-alone basis in accordance with generally accepted accounting principles in the United States of America ("U.S. GAAP"). The historical combined statement of operations of the M&M Business reflect allocations of general corporate expenses from DuPont including, but not limited to, executive management, finance, legal, information technology, employee benefits administration, treasury, risk management, procurement, and other shared services, and restructuring and historical integration and separation activities related to these functions. These allocations were made on the basis of revenue, expenses, headcount or other relevant measures.
In accordance with Article 11 of Regulation S-X, the unaudited pro forma condensed combined financial information is prepared for illustrative and informational purposes only and are not intended to represent what our results of operations would have been had the acquisition occurred on the date indicated, or what they will be for any future periods. The unaudited pro forma condensed combined financial information does not reflect the realization of any expected cost savings or other synergies as a result of the acquisition.

CELANESE CORPORATION AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the year ended December 31, 2022
(in millions, except share and per share data)

	Historical Celanese	Historical M&M Business as Reclassified For the Nine Months Ended September 30, 2022 (Note 3)	Historical M&M Business October 1, 2022 to October 31, 2022	Acquisition Accounting Adjustments	Note	Other Accounting Adjustments	Note	Pro Forma Combined
Net sales	$9,673	$2,640	$300	$—		$—		$12,613
Cost of sales	(7,293)	(2,049)	(253)	(94)	(4A)	—		(9,675)
				(2)	(4D)
				82	(4E)
				(66)	(4F)
Gross profit	2,380	591	47	(80)		—		2,938
Selling, general and administrative expenses	(824)	(591)	(65)	(17)	(4A)	—		(1,498)
				(1)	(4D)
Amortization of intangible assets	(62)	(95)	(11)	106	(4E)	—		(162)
				(100)	(4B)
Research and development expenses	(112)	(50)	(5)	(22)	(4D)	—		(205)
				(16)	(4A)
Other (charges) gains, net	(8)	—	—	—		—		(8)
Foreign exchange gain (loss), net	(1)	—	—	—		—		(1)
Gain (loss) on disposition of businesses and assets, net	5	—	—	—		—		5
Operating profit (loss)	1,378	(145)	(34)	(130)		—		1,069
Equity in net earnings (loss) of affiliates	220	(7)	(3)	—		—		210
Non-operating pension and other postretirement employee benefit (expense) income	17	12	—	—		—		29
Interest expense	(405)	—	—	—		(412)	(5B)	(817)
Interest income	69	—	—	—		—		69
Dividend income - equity investments	133	—	—	—		—		133
Other income (expense), net	9	(5)	3	5	(4D)	—		12
Earnings (loss) from continuing operations before tax	1,421	(145)	(34)	(125)		(412)		705
Income tax (provision) benefit	489	17	4	29	(4C)	95	(5A)	634
Earnings (loss) from continuing operations	1,910	(128)	(30)	(96)		(317)		1,339
Net (earnings) loss attributable to noncontrolling interests	(8)	5	—	—		—		(3)
Net earnings (loss) from continuing operations attributable to Celanese/M&M Business	$1,902	$(123)	$(30)	$(96)		$(317)		$1,336
Earnings per common share attributable to Celanese Shareholders:
Earnings (loss) per common share – basic	$17.55							$12.33
Earnings (loss) per common share – diluted	$17.41							$12.23
Weighted average shares - basic	108,380,082							108,380,082
Weighted average shares - diluted	109,235,376							109,235,376
See notes to unaudited pro forma condensed combined financial information

Notes to Unaudited Pro Forma Condensed Combined Financial Information
1. Basis of Presentation
The M&M Acquisition is being accounted for as a business combination using the acquisition method of accounting under U.S. GAAP, in accordance with the provisions of Accounting Standards Codifications (ASC) 805, Business Combinations, which requires assets acquired and liabilities assumed to be recorded at their acquisition date fair value. ASC 820, Fair Value Measurements, defines the term "fair value" as "the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date." Fair value measurements can be highly subjective, and it is possible the application of reasonable judgement could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances.
Celanese's and the M&M Business' historical financial statements were prepared in accordance with U.S. GAAP and presented in U.S. dollars. As discussed in Note 3, Celanese's management conducted a review of the M&M Business' accounting policies in order to determine if differences require adjustment or reclassification of the M&M Business' results of operations to conform to Celanese's accounting policies and classifications. Further, there were no material intercompany transactions and balances between Celanese and the M&M Business for the year ended December 31, 2022.
2. Preliminary Purchase Price Allocation
The table below represents the preliminary calculation of estimated consideration to acquire the M&M Business.

(in millions)
Base purchase price	$11,000
Contractual adjustments to purchase price(1)	37
Total cash consideration transferred	11,037
Payable related to net pension asset acquired(2)	10
Estimated fair value of share-based compensation awards attributed to pre-combination services(3)	2
Total transaction consideration	$11,049
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(1)Reflects adjustments to the base purchase price based on contractual terms of the Transaction Agreement; amounts may change based upon final settlement and agreement between Celanese and DuPont.
(2)Reflects payable to DuPont for the assumption of an over-funded defined benefit plan.
(3)This amount represents the value of DuPont Restricted Stock Unit ("RSU") awards that were not vested and have been replaced by equivalent value of Celanese RSU awards with the same terms and conditions as the original DuPont award grant.
Under the acquisition method of accounting, the identifiable assets acquired, and liabilities assumed of the M&M Business are recognized and measured at fair value. The purchase price allocation was based upon preliminary information and is subject to change if additional information about the facts and circumstances that existed at the acquisition date becomes available. The Company is in the ongoing process of conducting a valuation of the assets acquired and liabilities assumed related to the acquisition, including trade names and customer relationships, personal and real property, and deferred taxes. The final fair value of the net assets acquired may result in adjustments to these assets and liabilities, including goodwill. The purchase price consideration, as well as the estimated fair values of the assets acquired and liabilities assumed, will be finalized as soon as practicable, but no later than one year from the Closing Date.

The table below represents the preliminary allocation of the consideration to the M&M Business' identified tangible and intangible assets acquired and liabilities assumed as of the Closing Date.

(in millions)	As of November 1, 2022
Cash and cash equivalents	$462
Trade receivables	484
Inventories	1,078
Current other assets	311
Property, plant and equipment, net	1,281
Intangible assets:
Customer related intangible assets	1,500
Trade names	1,400
Developed technology	550
Goodwill	5,788
Other assets	359
Total fair value of assets acquired	13,213

Trade payables	(458)
Current other liabilities	(339)
Deferred income taxes	(1,006)
Noncurrent operating lease liabilities	(159)
Other liabilities – noncurrent	(77)
Total fair value of liabilities assumed	(2,039)
Noncontrolling interests	(125)
Net assets acquired	$11,049
3. Reclassification Adjustments
The historical financial statements of the M&M Business are prepared in accordance with U.S. GAAP. Management performed an analysis of the M&M Business' financial information to identify differences in accounting policies as compared to those of Celanese and differences in the M&M Business' financial statement presentation as compared to the presentation of Celanese.

Refer to the table below for a summary of reclassification adjustments made to present the M&M Business' historical combined statement of operations for the nine months ended September 30, 2022 in conformity with that of Celanese:
Mobility & Materials Business
Combined Statement of Operations
For the nine months ended September 30, 2022
(In millions)

Presentation in Historical Financial Statements	Presentation in Unaudited Pro Forma Condensed Combined Statement of Operations	M&M Business Before Reclassification	Reclassification		M&M Business as Reclassified
Net sales	Net sales	$2,640			$2,640
Cost of sales	Cost of sales	(2,049)			(2,049)
Selling, general and administrative expenses	Selling, general and administrative expenses	(246)	$(345)	(i)	(591)
Integration and separation costs		(345)	345	(i)	—
Amortization of intangibles	Amortization of intangible assets	(95)			(95)
Research and development expenses	Research and development expenses	(50)			(50)
Equity in (losses) earnings of nonconsolidated affiliates	Equity in net earnings (loss) of affiliates	(7)			(7)
Sundry income (expense), net	Other income (expense), net	7	(12)	(ii)	(5)
	Non-operating pension and other postretirement employee benefit (expense) income		12	(ii)	12
Benefit from income taxes	Income tax (provision) benefit	17			17
Net income attributable to noncontrolling interests	Net (earnings) loss attributable to noncontrolling interests	5			5
______________________________
(i)Reclassification from "Integration and separation costs" to "Selling, general and administrative expenses"
(ii)Reclassification from "Sundry income (expense), net" to "Non-operating pension and other postretirement employee benefit (expense) income" and "Other income (expense), net"
4. Acquisition Pro Forma Adjustments and Assumptions
A. Reflects impact of depreciation related to the preliminary fair value of property, plant and equipment acquired from the M&M Acquisition.

Property, plant and equipment (dollars in millions)	Preliminary Fair Value	Estimated Useful Life (years)	Year Ended December 31, 2022
Land	$239	n/a	n/a
Buildings and building improvements	219	2-30	$15
Machinery and equipment	753	1-20	112
Construction in progress	70	n/a	n/a
Total	$1,281		$127
B. Reflects the impact of amortization related to the preliminary fair value of intangible assets acquired from the M&M Acquisition.

Intangible assets (dollars in millions)	Preliminary Fair Value	Estimated Useful Life (years)	Year Ended December 31, 2022
Customer related intangible assets	$1,500	14-22	$65
Trade names	1,400	Indefinite	n/a
Developed technology	550	13	35
Total	$3,450		$100
C. Represents the adjustments to income tax (provision) benefit related to the earnings (loss) before income taxes generated by the pro forma acquisition adjustments, which were tax effected using a global statutory blended rate of 23%.

D. Represents adjustments related to new ground and space lease agreements entered between DuPont and Celanese in conjunction with consummation of M&M Acquisition. The adjustments are recorded in Research and development expenses for lab leases, Selling, general and administrative expenses for office and service center leases, and Cost of sales for plant leases. For ground and space leases where Celanese is the lessor and DuPont is the lessee, the pro forma adjustments are recorded in Other income (expense).
E. Reflects elimination of the historical depreciation and amortization of the M&M Business related to property, plant and equipment and intangible assets.
F. Reflects the net increase to Cost of sales related to the preliminary fair value of inventory that is expected to be sold within one year of the acquisition date and has not already been reflected in Celanese's Consolidated Statement of Operations for the year ended December 31, 2022. These expenses will not affect the Company's statement of operations beyond 12 months after the acquisition date.
5. Other Accounting Pro Forma Adjustments and Assumptions
A. Represents the adjustments to income tax (provision) benefit related to the earnings (loss) before income taxes resulting from the pro forma other adjustments, which were tax effected using a global statutory blended rate of 23%.
B. Reflects pro forma adjustment to interest expense related to the borrowings under the Term Loan Facility and the issuance of Acquisition Notes.
The Term Loan Facility is composed of a $500 million tranche of delayed-draw term loans due 364 days from issuance, a $750 million tranche of delayed-draw term loans due 3 years from issuance, and a $1.0 billion tranche of delayed-draw term loans due 5 years from issuance. Amounts outstanding under the 364-day tranche of the Term Loan Facility accrue interest at a rate equal to Secured Overnight Financing Rate with an interest period of one or three months ("Term SOFR") plus a margin of 1.00% to 2.00% per annum, or the base rate plus a margin of 0.00% to 1.00%, in each case, based on Celanese's senior unsecured debt rating. Amounts outstanding under the 5-year tranche of the Term Loan Facility and 3-year tranche of the Term Loan Facility accrue interest at a rate equal to Term SOFR plus a margin of 1.125% to 2.125% per annum, or the base rate plus a margin of 0.125% to 1.125%, in each case, based on Celanese's senior unsecured debt rating. The estimated weighted-average interest rate for the Term Loan Facility is 6.24%.
Celanese issued the Acquisition Notes at fixed rates of interest with various maturities. Concurrently with the issuance of the Acquisition USD Notes, the Company entered into cross-currency swaps to effectively convert $2.0 billion and $500 million of the Acquisition USD Notes into a euro-denominated borrowing at prevailing euro interest rates. The swaps qualify and have been designated as net investment hedges of the Company's foreign currency exchange rate exposure on the net investment of certain of its euro-denominated subsidiaries. The estimated weighted-average interest rate for the Acquisition Notes is 5.6%, inclusive of the yield on the Acquisition Notes and the beneficial impact to Interest expense of the cross-currency swaps.
Below is the pro forma adjustment for additional interest expense to represent a full year of activity as if the M&M Business was acquired on January 1, 2022.

(in millions)	Year ended December 31, 2022
Interest expense on Term loan Facility	$118
Interest expense on Acquisition Notes, net of impact from cross currency swaps	283
Amortization of debt issuance cost and original issue discount	11
Pro forma adjustment to interest expense	$412
A 0.125% change in interest rates would increase or decrease Interest expense on a pro forma basis by $2.8 million for the year ended December 31, 2022.